AMENDMENT TO WARRANT AND
TERMINATION OF WARRANT

        THIS AMENDMENT TO WARRANT AND TERMINATION OF WARRANT (this “Amendment”) is made and entered into as of November 15, 2006 (the “Effective Date”) by and between Auriga Laboratories, Inc., a Delaware corporation (the “Company”), and Trilogy Capital Partners, Inc. (the “Holder”).

RECITALS

        WHEREAS, the Company and the Holder have entered into that certain Letter of Engagement dated April 12, 2006 (the “Engagement Letter”) pursuant to which the Holder was to provide certain investor relation and related consulting services to the Company (the “Services”);

        WHEREAS, as consideration for the Services to be provided under the Engagement Letter, the Company issued to the Holder (i) One Million (1,000,000) warrants dated April 12, 2006 (the “First Warrant”) that entitled the Holder to purchase one (1) share of common stock of the Company for each one (1) warrant, and (ii) Two Hundred Fifty Thousand (250,000) warrants dated April 12, 2006 (the “Second Warrant” and together with the First Warrants, the “Warrants”) that entitled the Holder to purchase one (1) share of common stock of the Company for each one (1) warrant;

        WHEREAS, subsequent to the issuance of the Warrants, as a result of a split of the common stock of the Company, the number of shares of common stock and the related exercise price have been adjusted such that (i) with respect to the First Warrant the total number of shares of common stock to which the Holder is entitled to purchase is Two Million Nine Hundred Seventeen (2,000,917), with an exercise price of $0.9246 per share, and (ii) with respect to the Second Warrant the total number of shares of common stock to which the Holder is entitled to purchase is Five Hundred Thousand Two Hundred Twenty-Nine (500,229), with an exercise price of $1.2494 per share;

        WHEREAS, the Company and the Holder have had various disagreements regarding the Holder’s performance of the Services; and

        WHEREAS, the Company and the Holder desire to settle the disputes between them by (i) terminating the Engagement Letter, (ii) terminating the Second Warrant and (iii) modifying and amending the First Warrant to reduce the number of shares of common stock of the Company to which the Holder is entitled to purchase from Two Million Nine Hundred Seventeen (2,000,917) to Two Hundred Fifty Thousand (250,000) shares of common stock of the Company, with an exercise price of $0.9246, all in accordance with the terms set forth herein.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

    1.     The Holder represents and warrants that it (a) is the current holder of the Warrants, (b) has not exercised or otherwise converted any of the Warrants and (c) has not assigned, transferred or otherwise encumbered the Warrants or underlying shares of common stock of the Company.

    2.     Effective as of November 1, 2006, the Engagement Letter shall terminate and any and all rights and obligations of the parties thereunder shall likewise terminate.

    3.     Effective as of the Effective Date, the Second Warrant is hereby cancelled and terminated. The Holder hereby agrees that on or after the Effective Date it shall promptly cancel and deliver to the Company the original Second Warrant.

    4.     Effective as of the Effective Date, the preamble to the First Warrant shall be deleted in its entirety and the following shall be substituted therefor:

“THE SECURITIES REPRESENTED BY THESE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Number of Warrants:  250,000
Date of Issuance:        April 12, 2006, as amended on November 15, 2006

AURIGA LABORATORIES, INC.

Warrants

        Auriga Laboratories, Inc., a Delaware corporation, and its successors and assigns (“Auriga”), for value received, hereby certifies that Trilogy Capital Partners, Inc., or its registered assigns (the “Holder”), is the owner of Two Hundred and Fifty Thousand (250,000) Warrants of Auriga (the “Warrants”). Each Warrant entitles the Holder, subject to the terms set forth below, to purchase from Auriga, at any time after the date hereof and on or before the Expiration Date (as defined in Section 1.3 below), one share of common stock of Auriga (subject to vesting and as adjusted from time to time pursuant to the provisions of this Certificate), for the Exercise Price (as defined in Section 1.1 below). These Warrants were issued in connection with that certain Letter of Engagement dated April 12, 2006 between Auriga and the Holder (the “LOE”) and were amended pursuant to that certain Amendment to Warrant and Termination of Warrant dated November 15, 2006 between Auriga and the Holder.”

    5.     From and after the date of this Amendment, the references in the First Warrant to “this Warrant,” “these Warrants,” “hereof,” “hereunder” or words of like import shall be deemed to mean the First Warrant as modified and amended by this Amendment.

    6.     Defined terms used and not defined in this Amendment shall have the same meanings assigned to them in the Warrants.

    7.     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the Holder and the Company mutually agree to release, acquit and forever discharge each other from any and all claims, demands, damages, costs, expenses, actions and causes of action of every kind and nature that each has against the other, arising out of or in any way related to the Engagement Letter, the Second Warrant and, to the extent it is amended hereby, the First Warrant. Such release includes all claims of every kind and nature, whether presently known or hereafter discovered, whether contingent or absolute, whether liquidated or unliquidated, whether foreseen or unforeseen, whether anticipated or unanticipated, whether suspected or unsuspected, whether arising by operation of law or otherwise, regardless of whether the claims presently exist. Further, the Holder agrees to execute and deliver to the Company or for the Company such other documents and written assurances and agrees to take such further action as the Company may reasonably request to more fully carry out the terms of this Amendment.

    8.     Except as expressly modified and amended pursuant to this Amendment, all of the terms and provisions of the First Warrant shall remain in full force and effect.

    9.     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

    10.     This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware without regard to choice of law principles.

    11.     BY SIGNING THIS AMENDMENT, THE HOLDER MAY BE SUBJECT TO CERTAIN FEDERAL AND STATE TAX CONSEQUENCES. THE HOLDER SHOULD CONSULT A TAX ADVISER BEFORE EXECUTING THIS AMENDMENT.

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        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

AURIGA LABORATORIES, INC.	TRILOGY CAPITAL PARTNERS, INC.
By: /s/ Philip Pesin	By: /s/ A. J. Cervantes
Name: Philip Pesin	Name: A. J. Cervantes
Title: CEO	Title: CEO